THIRD AMENDMENT
TO THE TRANSFER AGENT SERVICING AGREEMENT
THIS THIRD AMENDMENT effective as of December 3, 2019, to the Transfer Agent Servicing Agreement (the “Agreement”) dated as of December 21, 2018, as amended, is entered into by and between TIDAL ETF TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to add the following series of the Trust to Exhibit A, as amended:
SP Funds Dow Jones Global Sukuk ETF
SP Funds S&P 500 Sharia Industry Exclusions ETF; and
WHEREAS, the parties desire to amend the fee schedule set forth on Exhibit B to the Agreement, as amended from time to time;
WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.
NOW, THEREFORE, the parties agree as follows:

1.	Second Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Third Amended Exhibit A attached hereto.

2.	Exhibit B of the Agreement is hereby superseded and replaced in its entirety with First Amended Exhibit B attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL ETF TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Eric W. Falkeis	By: /s/ Anita Zagrodnik
Name: Eric Falkeis	Name: Anita Zagrodnik
Title: Chief Executive Officer	Title: Senior Vice President
Date: 11/22/19	Date: 12/3/19

Third Amended Exhibit A to the Transfer Agent Servicing Agreement
Separate Series of Tidal ETF Trust
Name of Series
Aware Ultra-Short Duration Enhanced Income ETF
SoFi Gig Economy ETF
SoFi Select 500 ETF
SoFi Next 500 ETF
SoFi 50 ETF
RPAR Risk Parity ETF
SP Funds Dow Jones Global Sukuk ETF
SP Funds S&P 500 Sharia Industry Exclusions ETF

First Amended Exhibit B to the Transfer Agent Servicing Agreement – Tidal ETF Trust

Base Fee for Accounting, Transfer Agent & Account Services at December 2019
The following reflects the greater of the basis point fee or annual minimum1 where Toroso Investments, LLC acts as Adviser to an ETF in the Tidal ETF Trust

Annual Minimum per Fund per Fund Family
Funds 1-10                $-
Funds 11+               $-

Basis Points on AUM per Fund Family
First $250m                  - bps
Next $4.75b              - bps
Balance                         - bps

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should “The Adviser” terminate this service agreement with USBFS prior to the end of the initial two year period, “The Adviser” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if “The Adviser” launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, “The Adviser” would owe USBFS up to 50% of $- ($- admin/acct/ta + $- Custody)

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly

First Amended Exhibit B (continued) to the Transfer Agent Servicing Agreement – Tidal ETF Trust

Accounting, Administration, Transfer Agent & Account Services
(in addition to the Base Fee)
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)

▪	$- – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs

▪	$- – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

▪	$- – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

▪	$- – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

▪	$- – Bank Loans

▪	$- – Swaptions

▪	$- – Intraday money market funds pricing, up to 3 times per day

▪	$- – Credit Default Swaps

▪	$- per Month Manual Security Pricing (>25per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for IDC data used to monitor corporate actions

▪	$-per Foreign Equity Security per Month

▪	$- per Domestic Equity Security per Month

▪	$- per CMOs, Asset Backed, Mortgage Backed Security per Month
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

▪	$- per security per month for fund administrative